                                                                   EXHIBIT 10.22


                              Amended and Restated
                           Loan and Security Agreement


                                 by and between

                    CONGRESS FINANCIAL CORPORATION (WESTERN)
                                    as Lender

                                       and

                        WHEREHOUSE ENTERTAINMENT, INC.,
                              WHEREHOUSE.COM, INC.,
                       WHEREHOUSE SUBSIDIARY I CO., INC.,
                     WHEREHOUSE SUBSIDIARY II CO., INC. AND
                      WHEREHOUSE SUBSIDIARY III CO., INC.
                            collectively, as Borrower



                             Dated: October 26, 1998

                               TABLE OF CONTENTS

                                                                                      Page
SECTION 1. DEFINITIONS ..........................................................       2
SECTION 2. CREDIT FACILITIES ....................................................      12
        2.1 Revolving Loans .....................................................      12
        2.2 Letter of Credit Accommodations .....................................      13
SECTION 3. INTEREST AND FEES ....................................................      16
        3.1 Interest ............................................................      16
        3.2 Closing Fee .........................................................      17
        3.3 Syndication Fee .....................................................      17
        3.4 Loan Servicing Fee ..................................................      17
        3.5 Unused Line Fee .....................................................      18
        3.6 Annual Commitment Fee ...............................................      18
        3.7 Changes in Laws and Increased Costs of Loans ........................      18
        3.8 Compensation Adjustment .............................................      19
SECTION 4. CONDITIONS PRECEDENT .................................................      20
        4.1 Conditions Precedent to Initial Loans and the Letter of Credit
              Accommodations ....................................................      20
        4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations      22
        4.3 Condition Subsequent To All Loans and Letter of Credit Accommodations      22
SECTION 5. GRANT OF SECURITY INTEREST ...........................................      23
SECTION 6. COLLECTION AND ADMINISTRATION ........................................      24
        6.1 Borrower's Loan Account .............................................      24
        6.2 Statements ..........................................................      24
        6.3 Collection of Accounts ..............................................      24
        6.4 Payments ............................................................      26
        6.5 Authorization to Make Loans .........................................      26
        6.6 Use of Proceeds .....................................................      27
SECTION 7. COLLATERAL REPORTING AND COVENANTS ...................................      27
        7.1 Collateral Reporting ................................................      27
        7.2 Accounts Covenants ..................................................      28
        7.3 Inventory Covenants .................................................      29

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                              Page
    7.4 Equipment Covenants .....................................              30
    7.5 Power of Attorney .......................................              30
    7.6 Right to Cure ...........................................              30
    7.7 Access to Premises ......................................              31
SECTION 8. REPRESENTATIONS AND WARRANTIES .......................              31
    8.1 Corporate Existence, Power and Authority; Subsidiaries...              31
    8.2 Financial Statements; No Material Adverse Change ........              31
    8.3 Chief Executive Office; Collateral Locations ............              32
    8.4 Priority of Liens; Title to Properties ..................              32
    8.5 Tax Returns .............................................              32
    8.6 Litigation ..............................................              32
    8.7 Compliance with Other Agreements and Applicable Laws ....              32
    8.8 Environmental Compliance ................................              33
    8.9 Acquisition of Purchased Stock ..........................              33
    8.10 Purchased Assets .......................................              34
    8.11 Capitalization .........................................              34
    8.12 Employee Benefits ......................................              35
    8.13 Accuracy and Completeness of Information ...............              35
    8.14 Survival of Warranties; Cumulative .....................              36
SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS ...................              36
   9.1 Maintenance of Existence .................................              36
   9.2 New Collateral Locations .................................              36
   9.3 Compliance with Laws, Regulations, Etc. ..................              36
   9.4 Payment of Taxes and Claims ..............................              37
   9.5 Insurance ................................................              37
   9.6 Financial Statements and Other Information ...............              38
   9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. .              39
   9.8 Encumbrances .............................................              40
   9.9 Indebtedness .............................................              40
   9.10 Loans, Investments, Guarantees; Dividends and Redemptions              41

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                              Page
     9.11 Transactions with Affiliates .........................................              41
     9.12 Compliance with ERISA ................................................              41
     9.13 Year 2000 Compliance .................................................              42
     9.14 Adjusted Net Worth ...................................................              42
     9.15 Costs and Expenses ...................................................              42
     9.16 Further Assurances ...................................................              43
     9.17 Additional Covenant Pertaining to the Tranche B Loans ................              43
SECTION 10. EVENTS OF DEFAULT AND REMEDIES .....................................              44
     10.1 Events of Default ....................................................              44
     10.2 Remedies .............................................................              45
SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW .......              47
      11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver              47
      11.2 Waiver of Notices ...................................................              48
      11.3 Amendments and Waivers ..............................................              48
      11.4 Indemnification .....................................................              48
SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS ...................................              49
      12.1 Term ................................................................              49
      12.2 Notices .............................................................              51
      12.3 Partial Invalidity ..................................................              51
      12.4 Successors ..........................................................              51
      12.5 Entire Agreement ....................................................              51
      12.6 Publicity ...........................................................              52
      12.7 Confidentiality .....................................................              52
SECTION 13. SURETYSHIP WAIVERS .................................................              52
      13.1 Independent Obligations; Subrogation ................................              52
      13.2 Authority to Modify Obligations and Security ........................              53
      13.3 Waiver of Defenses ..................................................              53
      13.4 Right to Dispose of Security; Impairment of Rights ..................              53
      13.5 Additional Waivers ..................................................              54

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                        PAGE
      13.6      Additional Indebtedness..................................................54
      13.7      Notices, Demands, Etc....................................................55
      13.8      Subordination............................................................55
      13.9      Revival..................................................................55
      13.10     Understanding of Waivers.................................................56
      13.11     Unlimited Liability......................................................56

                                    INDEX TO
                             EXHIBITS AND SCHEDULES

Exhibit A                   Information Certificates

Exhibit B                   Application of Payments

Schedule 6.3                Deposit Accounts

Schedule 8.4                Permitted Liens

Schedule 8.8                Environmental Disclosures

                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT


        This Amended and Restated Loan and Security Agreement dated October 26, 1998 is entered into by and between Congress Financial Corporation (Western), a California corporation ("Lender"), on the one hand, and Wherehouse Entertainment, Inc., a Delaware corporation, Wherehouse.com, Inc., a California corporation, Wherehouse Subsidiary I Co., Inc., a Delaware corporation, Wherehouse Subsidiary II Co., Inc., a California corporation, and Wherehouse Subsidiary III Co., Inc., a Delaware corporation (collectively, "Borrower"), on the other.


                                   WITNESSETH:

        WHEREAS, Wherehouse Entertainment, Inc. (as successor to WEI Acquisition Co., referred to separately in this Agreement as "WEI") and Lender have previously entered into a Loan and Security Agreement dated as of January 31, 1997 (the "Existing Loan Agreement"), pursuant to which Lender has made certain loans and financial accommodations available to WEI; and

        WHEREAS, WEI proposes to acquire all the capital stock of Wherehouse Holding I Co., Inc. (formerly known as "Blockbuster Music Holding Corporation"), a Delaware corporation, and Wherehouse Holding II Co., Inc. (formerly known as "Blockbuster SC Holding Corporation"), a Delaware corporation (together, the "Holding Subsidiaries"), which in turn own all the capital stock of Wherehouse Subsidiary I Co., Inc. (formerly known as "Blockbuster Music Retail, Inc."), a Delaware corporation, Wherehouse Subsidiary II Co., Inc. (formerly known as "Show Industries, Inc."), a California corporation, and Wherehouse Subsidiary III Co., Inc. (formerly known as "Blockbuster SC Music Corporation"), a Delaware corporation (collectively, the "Operating Subsidiaries"); and

        WHEREAS, WEI desires to amend and restate the Existing Loan Agreement to add Wherehouse.com, Inc., a newly formed, wholly owned subsidiary of WEI, and the Operating Subsidiaries as additional borrowers, to provide for additional credit accommodations, and to change certain terms of the credit facility; and

        WHEREAS, WEI, Wherehouse.com, Inc. and the Operating Subsidiaries, as parent and direct and indirect wholly owned subsidiaries, will be interrelated entities which, collectively, will constitute an integrated music and entertainment product retail sales operation, with WEI providing certain administrative services for Wherehouse.com, Inc. and the Operating Subsidiaries and operating Wherehouse.com, Inc. and the Operating Subsidiaries in coordination with its own operations; and

        WHEREAS, the directors of WEI, Wherehouse.com, Inc. and the Operating Subsidiaries view the entities as sufficiently dependent upon each other and so interrelated that any advances made by Lender hereunder to any of the constituent entities would benefit all of the constituent entities as a result of their consolidated operations and identity of interests; and

        WHEREAS, WEI, Wherehouse.com, Inc. and the Operating Subsidiaries have each requested that Lender treat them as co-Borrowers hereunder, as a single, consolidated business enterprise, jointly and severally responsible for the Obligations hereunder, so as to permit advances to be allocated among the constituent entities as may be, from time to time, in the best interest of the combined group; and

        WHEREAS, Lender is willing to proceed on the basis of treating all of the borrowing entities as a single, consolidated business enterprise, and view their operations on a consolidated basis as requested by them; and

        WHEREAS, Lender is willing to amend and restate the Existing Loan Agreement to make loans and provide financial accommodations on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Existing Loan Agreement is amended and restated to read as follows, and the Lender and Borrower (the entities comprising Borrower acting jointly and severally), agree as follows:

SECTION 1. DEFINITIONS

        All terms used herein which are defined in Article 1 or Article 9 of the California Uniform Commercial Code shall have the respective meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. Any accounting term used herein unless otherwise defined in this Agreement shall have the meaning customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

        1.1 "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

        1.2 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)), determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to provide funding for a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

        1.3 "Adjusted Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a weighted average cost basis, at the lower of weighted average cost or market, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals).

        1.4 "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith and in a commercially reasonable manner reducing the amount of Tranche A Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith and in a commercially reasonable manner, do or may affect either (i) the value of the Collateral or any other property which is security for the Obligations, or (ii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof), or
(b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) to reflect any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. Without limiting the generality of the foregoing, Lender (i) shall establish on the date hereof and maintain throughout the term of this Agreement and throughout any renewal term an Availability Reserve equal to the Shrinkage Reserve, (ii) may establish an Availability Reserve for an amount equal to the amount of any past due lease or rental payments for premises where Collateral is located, and (iii) may establish an Availability Reserve equal to sixty percent (60%) of the amount of liabilities for gift certificates. Notwithstanding the foregoing, Lender agrees that, to the extent that a particular item of Inventory is excluded from Eligible Inventory, no Availability Reserve shall be established with respect to such item of Inventory.

        1.5 "Bass" shall mean Bay Area Seating Service, Inc. dba Bass Tickets.

        1.6 "Bass Agreement" shall mean that certain Ticket Center Operators Agreement dated October 1, 1996 between WEI and Bass.

        1.7 "Blocked Account" shall have the meaning set forth in Section 6.3 hereof.

        1.8 "Business" shall mean the pre-recorded music retail business (including related accessories) as conducted by the Operating Subsidiaries.

        1.9 "Business Day" shall mean (a) for the Prime Rate Loans, any day (1) other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the State of North Carolina, and a day on which the Reference Bank and Lender are open for the transaction of business, and (b) for all Eurodollar Rate Loans, any such day as described in
(a) above in this definition of Business Day, excluding any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

        1.10 "Cerberus" means Cerberus Partners, L.P., a Delaware limited partnership.

        1.11 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.12 "Collateral" shall have the meaning set forth in Section 5 hereof.

        1.13 "Credit Card Agreements" shall mean all agreements now or hereafter entered into by Borrower with any Credit Card Issuer or Credit Card Processor as the same may now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.14 "Credit Card Issuer" shall mean any person who issues or whose members issue credit cards used by customers of the Borrower to purchase goods, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards, and American Express, Discover, Diners Club, Carte Blanche, and other non-bank credit or debit cards.

        1.15 "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment from a Credit Card Issuer or Credit Card Processor and other procedures with respect to any sales transactions of the Borrower involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

        1.16 "EBITDA" shall mean, as of the end of any fiscal quarter of Borrower, the net income of Borrower for the four fiscal quarters ending at the end of such fiscal quarter, plus interest expense, depreciation and amortization and provision for income taxes for the four fiscal quarters, and excluding extraordinary one-time gains and extraordinary one-time expenses and losses during the four fiscal quarters, all calculated in accordance with GAAP.

        1.17 "Credit Card Receivables" shall mean all Accounts consisting of the present and future rights of Borrower to payment by Credit Card Issuers or Credit Card Processors for merchandise sold and delivered to customers of Borrower who have purchased such goods using a credit card or a debit card issued by a Credit Card Issuer.

        1.18 "Distributions" shall have the meaning set forth in Section 9.10 hereof.

        1.19 "Eligible Assignee" means a commercial bank or other financial institution having total assets in excess of One Billion Dollars
($1,000,000,000).

        1.20 "Eligible Inventory" shall mean Inventory consisting of finished merchandise held for sale in the ordinary course of the business of Borrower that is located at one of Borrower's retail stores, its distribution centers in the United States, a third party return processing facility, or in transit between any such location of Borrower, provided that, in any case, such location is in a jurisdiction where Lender has a first priority security interest in the Collateral, and is acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (without duplication in the following exclusions for the effect of any Availability Reserves) (a) spare parts for equipment; (b) packaging and shipping materials; (c) supplies used or consumed in Borrower's business; (d) Inventory at premises that are not owned by Borrower, unless, with respect to leased premises (other than a retail store), Lender has received a landlord waiver and, with respect to locations where Inventory is held by third parties, Lender has received a bailee waiver, in each case acknowledging the priority of Lender's liens and allowing Lender access to the premises for purposes of dealing with the Collateral, provided that, Borrower shall not be required to provide a landlord waiver with respect to the distribution center subject to that certain Transition Services Agreement dated as of August 10, 1998, until September 30, 1999; (e) Inventory in transit (other than Inventory in transit from one location of Borrower to another location satisfying the requirements set forth in this Section 1.20); (f) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (g) Inventory that is not subject to the first priority, valid and perfected security interest of Lender; (h) damaged and/or defective Inventory; (i) Inventory consisting of demos; (j) used Inventory; (k) Rental Merchandise; (l) Inventory purchased or sold on consignment; and (m) Inventory that is not actively held by Borrower for sale to retail customers, except for WEI Eligible Return Inventory and Operating Subsidiary Eligible Return Inventory. General criteria for Eligible Inventory may be established and revised from time to time by Lender in its reasonable credit judgment. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

        1.21 "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business and facilities (whether or not owned by it), including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or hazardous, toxic or dangerous substances, materials or wastes.

        1.22 "Equipment" shall mean all of Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located and used by Borrower or useful in connection with the sale of the Inventory to customers (including, without limitation, shelving, display racks and computer and cash register equipment).

        1.23 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        1.24 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its affiliates under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

        1.25 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

        1.26 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the rate of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) at which Reference Bank offers deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period (whether such rate is higher or lower than any rate previously quoted to Borrower) in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

        1.27 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

        1.28 "Excess Availability" shall mean the amount, as determined by Lender, calculated at any time, equal to:

                (a) the lesser of (i) the amount of the Tranche A Loans available to Borrower as of such time (based on the applicable advance rate set forth in Section 2.1 (a)(1) hereof multiplied by the Value of Eligible Inventory, as applicable, as determined by Lender and without deducting outstanding Obligations) plus cash or deposit accounts which are Collateral (other than cash in Borrower's cash registers) and in which Lender has a perfected and first priority security interest, subject to the sublimits and Availability Reserves from time to time established by Lender hereunder and (ii) the Maximum Credit, minus (b) the sum of: (i) the liquidated and non-contingent amount of all then outstanding and unpaid Obligations arising under the Tranche A Loans and Letter of Credit Accommodations, and (ii) the aggregate amount of all trade payables of Borrower which are more than forty-five (45) days past due as of such time.

        1.29 "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this

Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.30 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.14 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements delivered to Lender prior to the date hereof.

        1.31 "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law); provided, however, that Hazardous Materials shall not include any materials in a non-hazardous form such as asphalt contained in road-surfacing materials or hazardous materials customarily used in the operation of retail businesses and properly stored and maintained or hazardous materials customarily used in the maintenance and cleaning (including janitorial services) of commercial facilities and properly stored and maintained.

        1.32 "Holding Subsidiaries" shall have the meaning set forth in the Recitals of this Agreement.

        1.33 "Indebtedness," as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

        1.34 "Information Certificate" shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

        1.35 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2) or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

        1.36 "Interest Rate" shall mean, as to Tranche A Loans that are Prime Rate Loans, a rate of one-half (.50) percentage point in excess of the Prime Rate, as to Tranche A Loans that are Eurodollar Rate Loans, a rate of one and three-fourths (1.75) percentage points per annum in excess of the Adjusted Eurodollar Rate, as to Tranche B Loans that are Prime Rate Loans, a rate of three and three-fourths (3.75) percentage points in excess of the Prime Rate with respect to any Tranche B Prime Rate Loans that are part of the first Five Million Dollars ($5,000,000) Tranche B Loans outstanding and a rate of four and three-fourths (4.75) percentage points per annum in excess of the Prime Rate with respect to any Tranche B Prime Rate Loans that are part of Tranche B Loans in excess of Five Million Dollars ($5,000,000), and as to Tranche B Eurodollar Rate Loans, a rate of five (5.0) percentage points per annum in excess of the Adjusted Eurodollar Rate with respect to any Tranche B Eurodollar Rate Loans that are part of the first Five Million Dollars ($5,000,000) of Tranche B Loans outstanding and a rate of six (6.0) percentage points per annum in excess of the Adjusted Eurodollar Rate with respect to any Tranche B Eurodollar Rate Loans that are part of Tranche B Loans in excess of Five Million Dollars ($5,000,000); provided, however, the Interest Rate shall mean, at Lender's option, without notice, (a) for the period on and after the date of termination or non-renewal hereof, until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower) or during the period in which an Event of Default has occurred and is continuing and (b) on the Revolving Loans at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default), a rate which is two (2.0) percentage points per annum in excess of the interest rate that would otherwise be applicable to any Loan.

        1.37 "Inventory" shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located, but shall not include Rental Merchandise.

        1.38 "Inventory Advance Rate" shall mean the advance rate applicable to Eligible Inventory as determined in accordance with subsections 2.1(a)(1).

        1.39 "Investments" shall have the meaning set forth in Section 9.10 hereof.

        1.40 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened or provided by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

        1.41 "Loans" shall mean the Revolving Loans.

        1.42 "Maximum Credit" shall mean, with reference to the Revolving Loans and the Letter of Credit Accommodations, the amount of One Hundred Sixty-five Million Dollars ($165,000,000).

        1.43 "Net Recovery Cost Percentage" shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the median net recovery on the aggregate amount of the Inventory at any time other than the Seasonal Period or the amount equal to the peak period median net recovery on the aggregate amount of Inventory at any time during the Seasonal Period, in each case on a "going out of business sale" basis as set forth in the most recent acceptable appraisal of Inventory received by Lender in accordance with
Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the original cost of the aggregate amount of the Inventory subject to appraisal.

        1.44 "Obligations" shall mean any and all Revolving Loans, the Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses (including charges, fees, costs and expenses of any Participant), however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts that would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender, all of which shall be the joint and several obligations of Borrower.

        1.45 "Operating Subsidiaries" shall have the meaning set forth in the Recitals of this Agreement.

        1.46 "Operating Subsidiary Eligible Active Inventory" shall mean all Eligible Inventory held by the Operating Subsidiaries, other than Operating Subsidiary Eligible Return Inventory.

        1.47 "Operating Subsidiary Eligible Inventory" shall mean all Eligible Inventory owned by the Operating Subsidiaries.

        1.48 "Operating Subsidiary Eligible Return Inventory" shall mean items of Operating Subsidiary Eligible Inventory that have been identified for return to a vendor for cash refund or a credit on standard terms against new Inventory and that, but for the intention to return such items to a vendor (rather than holding them for sale in the ordinary course of business), would qualify as Operating Subsidiary Eligible Active Inventory.

        1.49 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

        1.50 "Participant" shall mean any person which at any time buys a participation in the Loans, Letter of Credit Accommodations or other Obligations or otherwise participates with Lender in respect of the Loans, the Letter of Credit Accommodations or other Obligations or any portion thereof.

        1.51 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

        1.52 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

        1.53 "Purchase Agreements" shall mean, individually and collectively, the Stock Purchase Agreement, dated as of August 10, 1998, between WEI and Seller, together with such other instruments of transfer as are referred to therein and all side letters with respect thereto, and all agreements, documents and instruments executed and/or delivered in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

        1.54 "Purchased Assets" shall mean all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by the Operating Subsidiaries and used or held for use primarily in the conduct of the Business, other than Excluded Assets, as defined in the Purchase Agreements.

        1.55 "Purchased Stock" shall mean all of the capital stock of the Holding Subsidiaries acquired by WEI from Seller pursuant to the Purchase Agreements.

        1.56 "Prime Rate" shall mean the rate from time to time publicly announced by First Union National Bank, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

        1.57 "Prime Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

        1.58 "Records" shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

        1.59 "Reference Bank" shall mean First Union National Bank, or such other bank as Lender may from time to time designate.

        1.60 "Renewal Date" shall have the meaning set forth in Section 12.1
(a) hereof.

        1.61 "Rental Merchandise" means all finished merchandise of Borrower held for rental to retail customers.

        1.62 "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances), as either Tranche A Loans or Tranche B Loans, as set forth in Section 2.1 hereof.

        1.63 "Seasonal Period" shall mean the period from October 1 through December 24 of each calendar year.

        1.64 "Seller" shall mean Viacom International Inc., a Delaware corporation.

        1.65 "Shrinkage Reserve" shall mean an amount equal to Borrower's historical average shrinkage rate based upon results of physical Inventory counts, audits, adjustments made by Borrower and other matters which Lender reasonably deems necessary in order to calculate the potential shrinkage of Inventory, multiplied by the year-to-date net sales for the period since the last physical Inventory count.

        1.66 "Ticketmaster" shall mean Ticketmaster Ticketing Co., Inc., a Delaware corporation.

        1.67 "Ticketmaster Agreement" shall mean that certain Ticket Outlet Agreement dated as of February 2, 1989, between WEI and Ticketmaster et al., as amended.

        1.68 "Tranche A Line" shall mean the line of credit made available by Lender to Borrower on a revolving basis (involving advances, repayments and readvances), as set forth in Section 2.1(a) hereof.

        1.69 "Tranche B Line" shall mean the line of credit made available by Lender to Borrower on a revolving basis (involving advances, repayments and readvances), as set forth in Section 2.1(b) hereof.

        1.70 "Tranche A Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower under the Tranche A Line.

        1.71 "Tranche B Debt Service Coverage Ratio" shall mean for any period, the quotient obtained by dividing (a) EBITDA, plus or minus the changes in working capital for such period, minus capital expenditures during such period, by (b) interest due with respect to any Indebtedness for such period.

        1.72 "Tranche B Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower under the Tranche B Line.

        1.73 "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, the lower of (a) weighted average cost or (b) market value.

        1.74 "WEI" shall mean Wherehouse Entertainment, Inc., a Delaware corporation.

        1.75 "WEI Eligible Active Inventory" shall mean all WEI Eligible Inventory other than WEI Eligible Return Inventory.

        1.76 "WEI Eligible Inventory" shall mean all Eligible Inventory owned by WEI or Wherehouse.com, Inc., provided that WEI Eligible Return Inventory shall not constitute WEI Eligible Inventory to the extent that the value of such WEI Eligible Return Inventory exceeds seven percent (7%) of the sum of the Value of WEI Eligible Active Inventory plus the Value of WEI Eligible Return Inventory.

        1.77 "WEI Eligible Return Inventory" shall mean items of WEI Eligible Inventory that have been identified for return to a vendor for cash refund or a credit on standard terms against new Inventory and that, but for the intention to return such items to a vendor (rather than holding them for sale in the ordinary course of business), would qualify as WEI Eligible Active Inventory.

SECTION 2. CREDIT FACILITIES

        2.1 Revolving Loans.

                (a) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans (the "Tranche A Line") to Borrower from time to time in amounts requested by Borrower up to the lesser of One Hundred Fifty-five Million Dollars ($155,000,000) or an amount equal to:

                        (1) The lesser of: (A) the sum of (i) sixty-two percent (62%) (sixty-five percent (65%) during the Seasonal Period) of the Value of WEI Eligible Inventory, plus (ii) fifty-seven percent (57%) (sixty percent (60%) during the Seasonal Period) of the Value of Operating Subsidiary Eligible Active Inventory, plus (iii) ten percent (10%) of the Value of Operating Subsidiary Eligible Return Inventory up to a maximum of Two Million Dollars ($2,000,000), or (B) ninety percent (90%) of the Net Recovery Cost Percentage multiplied by the cost of the Eligible Inventory, minus

                        (2) the then undrawn amounts of outstanding Letter of Credit Accommodations, minus

                        (3) any Availability Reserves.

The Revolving Loans made under Section 2.1(a) shall together be referred to as the "Tranche A Loans".

                (b) Subject to, and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans (the "Tranche B Line") to Borrower from time to time upon two (2) days prior written notice by Borrower in amounts requested by Borrower, but no more often than two (2) times per week, in a minimum amount of One Million Dollars ($1,000,000) and in increments of Five Hundred Thousand Dollars ($500,000), up to Ten Million Dollars ($10,000,000) (the "Tranche B Loans") if and only if there is no availability to borrow under the Tranche A Line. Notwithstanding the foregoing, if Lender sells a participation in the Tranche B

Line, Lender shall not be required to make any Tranche B Loans at any time that the Tranche B Participant has failed to make any payment required to be made to Lender under the Participation Agreement between Lender and such Tranche B Participant or has otherwise not purchased any participation in connection with any Tranche B Loan. In the event that there are any Tranche B Loans outstanding at any time, and there is any default by Participant under such Participation Agreement or Participant otherwise has failed to make any payment to Lender thereunder, without limiting any rights or remedies of Lender, Borrowers shall, upon demand by Lender, which may be made at any time or from time to time, repay to Lender the entire amount of the Tranche B Loans for which payment is demanded.

                (c) Lender may, in its good faith determination, from time to time, upon not less than seven (7) Business Days prior notice to Borrower, reduce the lending formula(s) with respect to Eligible Inventory to the extent that Lender determines that: (A) the number of days of the turnover of such Inventory for any period has changed in any materially adverse respect or (B) the nature and quality or mix of the Inventory has deteriorated in any material respect. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks that are also considered in determining Eligible Inventory or in establishing Availability Reserves.

                (d) Except in Lender's discretion, the aggregate amount of the Loans, the Letter of Credit Accommodations and other Obligations outstanding at any time shall not exceed the Maximum Credit. In the event that (i) the outstanding amount of any component of the Tranche A Loans and Letter of Credit Accommodations or the aggregate amount of the outstanding Tranche A Loans and Letter of Credit Accommodations and other Obligations, other than Tranche B Loans, exceeds the amounts available under the lending formulas set forth in
Section 2.l(a) hereof, the sublimits in Section 2.l(a) hereof, the sublimits for Letter of Credit Accommodations set forth in Section 2.2(c), (ii) the outstanding amount of Tranche B Loans exceeds the amounts available under
Section 2.1(b) hereof, or (iii) the aggregate Obligations exceed the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess for which payment is demanded.

        2.2 Letter of Credit Accommodations.

                (a) Subject to, and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations with the Reference Bank or an issuer reasonably acceptable to Borrower and Lender, for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Tranche A Loans to Borrower pursuant to this Section 2.

                (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Lender a letter of credit fee at a rate equal to one and three-fourths percent (1.75%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, provided, however, that such letter of credit fee shall be increased, at Lender's option without notice, to three and three-fourths percent (3.75%) per annum for the period on or after the date of termination or non-renewal of this Agreement, or upon the occurrence and during the continuation of an Event of Default. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

                (c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, the Tranche A Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than:

                        (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, the sum of:

                                (1) the product of the face amount of the Letter
of Credit Accommodation multiplied by one minus the Inventory Advance Rate under Sections 2.1(a) hereof, as applicable; plus

                                (2) freight, taxes, duty and other amounts which
Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within the United States of America; and

                        (ii) if the proposed Letter of Credit Accommodation is for any other purpose, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto.

        Effective on the issuance of each Letter of Credit Accommodation, the amount of Tranche A Loans that might otherwise be available to Borrower shall be reduced by the applicable amount set forth in Section (i) or Section (ii).

                (d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed Ten Million Dollars ($10,000,000). At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations, and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

                (e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any

Letter of Credit Accommodation unless caused by the gross negligence or willful misconduct of such issuer or correspondent. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower's agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise, unless caused by the gross negligence or willful misconduct of Lender, with respect to or relating to any Letter of Credit Accommodation. The provisions of this
Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

                (f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower's name.

                (g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, in each case in good faith and in accordance with this Agreement, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

SECTION 3. INTEREST AND FEES

        3.1 Interest.

                (a) Borrower shall pay to Lender interest on the outstanding principal amount of the non-contingent Obligations at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination or non-renewal hereof shall be payable on demand.

                (b) Borrower may from time to time request that Tranche A Prime Rate Loans be converted to Tranche A Eurodollar Rate Loans that Tranche B Prime Rate Loans be converted to Tranche B Eurodollar Rate Loans, or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Tranche A or Tranche B Prime Rate Loans which will constitute Tranche A or Tranche B Eurodollar Rate Loans (subject to the limits set forth below), as the case may be, and the Interest Period to be applicable to each Eurodollar Rate Loan. Subject to the terms and conditions contained herein, three (3) Business Days (or such later date as specified in such request) after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that
(i) no Event of Default, or event of which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) no party hereto shall have sent any notice of termination or non-renewal of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans,
(iv) no more than four (4) Interest Periods may be in effect at any one time,
(v) the amount of the Tranche A Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof,
(vi) the amount of the Tranche B Eurodollar Rate Loans must be in an amount not less than $ 1,000,000 or an integral multiple of $500,000 in excess thereof,
(vii) the maximum amount of the Tranche A Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to ninety percent (90%) of the principal amount of the outstanding Tranche A Loans, and (viii) Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

                (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received a request that satisfies the conditions of Section 3.1 (b) to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Loans then available to Borrower under Section 2 hereof. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (other than loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing, other than any loss incurred by Lender related to its purchase of funds (or similar funding activity) for periods longer than the Interest Period for the Loans converted.

                (d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. Such interest shall be charged against Borrower's loan account. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

        3.2 Closing Fee. Borrower shall pay to Lender as a closing fee on the Tranche A Line the amount of Seven Hundred Seventy-five Thousand Dollars ($775,000), which fee shall be fully earned as of the date hereof, and which shall be paid in three installments of Two Hundred Fifty-eight Thousand Three Hundred Thirty-three and thirty-four hundredths Dollars ($258,333.34) on the date hereof and Two Hundred Fifty-eight Thousand Three Hundred Thirty-three and thirty-three hundredths Dollars ($258,333.33) on each of the first and second anniversaries of this Agreement. In addition, Borrower shall pay to Lender on the date hereof, as a closing fee on the Tranche B Line, the amount of One Hundred Thousand ($100,000).

        3.3 Syndication Fee. Borrower shall pay to Lender as a syndication fee the amount of Three Hundred Eighty-seven Thousand Five Hundred Dollars ($387,500), which fee shall be fully earned as of the date hereof, and which shall be paid in three installments of One Hundred Twenty-nine Thousand One Hundred Sixty-six and sixty-seven hundredths Dollars ($129,166.67) on the date hereof and One Hundred Twenty-nine Thousand One Hundred Sixty-six and sixty-six hundredths Dollars ($129,166.66) on each of the first and second anniversaries of this Agreement.

        3.4 Loan Servicing Fee. Borrower shall pay to Lender monthly, in advance, a loan servicing fee in an amount equal to Three Thousand Dollars ($3,000), plus reasonable out-of-pocket costs and expenses, in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

        3.5 Unused Line Fee. Borrower shall pay to Lender monthly an unused line fee at a rate equal to three-eighths percent (.375%) per annum calculated upon the amount by which One Hundred Twenty Million Dollars ($120,000,000) exceeds the average daily principal balance of the outstanding Tranche A Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations is outstanding, which fee shall be payable on the first day of each month in arrears. In addition, Borrower shall pay Lender monthly an unused line fee at a rate equal to one-half percent (1/2%) per annum calculated upon the amount by which Ten Million Dollars ($10,000,000) exceeds the average daily principal balance of the outstanding Tranche B Loans during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Tranche B Loans is outstanding, which fee shall be payable on the first day of each month in arrears.

        3.6 Annual Commitment Fee. Borrower shall pay to Lender annually a commitment fee equal to Fifty Thousand Dollars ($50,000), payable in advance for each year during which the Tranche B Line is available.

        3.7 Changes in Laws and Increased Costs of Loans.

                (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender or Reference Bank to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, by an amount deemed by Lender to be material, or (B) shall result in the increase in the costs to Lender or Reference Bank of making or maintaining any Eurodollar Rate Loans or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender or Reference Bank of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender or the Reference Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

                (b) If any payments (other than regularly scheduled payments of interest) or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender or the Reference Bank for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

        3.8 Compensation Adjustment.

                (a) If after the date of this Agreement the introduction of, or any change in, any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance by Lender or any Participant therewith:

                        (i) subjects Lender to any tax, duty, charge or withholding on or from payments due from Borrower (excluding franchise taxes imposed upon, and taxation of the overall net income of, Lender or any Participant), or changes the basis of taxation of payments, in either case in respect of amounts due it hereunder, or

                        (ii) imposes or increases or deems applicable any reserve requirement or other reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender or any Participant, or

                        (iii) imposes any other condition the result of which is to increase the cost to Lender or any Participant of making, funding or maintaining the Revolving Loans or Letter of Credit Accommodations or reduces any amount receivable by Lender or any Participant in connection with the Loans or Letter of Credit Accommodations, or requires Lender or any Participant to make payment calculated by references to the amount of loans held or interest received by it, by an amount deemed material by Lender or any Participant, or

                        (iv) imposes or increases any capital requirement or affects the amount of capital required or expected to be maintained by Lender or any Participant or any corporation controlling Lender or any Participant, and Lender or any Participant determines that such imposition or increase in capital requirements or increase in the amount of capital expected to be maintained is based upon the existence of this Agreement or the Loans or Letter of Credit Accommodations hereunder, all of which may be determined by Lender's reasonable allocation of the aggregate of its impositions or increases in capital required or expected to be maintained, and the result of any of the foregoing is to increase the cost to Lender or any Participant of making, renewing or maintaining the Loans or Letter of Credit Accommodations, or to reduce the rate of return to Lender or any Participant on the Loans or Letter of Credit Accommodations, then, to the extent consistent with Lender's treatment of other similarly situated customers, upon demand by Lender, Borrower shall pay to Lender, and continue to make periodic payments to Lender or any Participant, such additional amounts as may be necessary to compensate Lender or any Participant for any such additional cost incurred or reduced rate of return realized.

                (b) A certificate of Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid and the compensation and the method by which such amounts were determined. In determining any additional amounts due from Borrower under this Section 3.7, Lender shall act reasonably and in good faith and will, to the extent that the increased costs, reductions, or amounts received or receivable relate to the Lender's or a Participant's loans or commitments generally and are not specifically attributable to the Loans and commitments hereunder, use averaging and attribution methods which are reasonable and equitable and which cover all loans and commitments under this Agreement by the Lender or such Participant, as the case may be, whether or not the loan documentation for such other loans and commitments permits the Lender or such Participant to receive compensation costs of the type described in this
Section 3.7.

SECTION 4. CONDITIONS PRECEDENT

        4.1 Conditions Precedent to Initial Loans and the Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans and the initial Letter of Credit Accommodations hereunder:

                (a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination of any interest in and to any Collateral (including assets and property sold by Seller constituting part of the Collateral), duly authorized, executed and delivered by it or each of them, including, but not limited to, UCC termination statements for all UCC financing statements, and Lender shall have satisfied itself that it has valid, perfected, fully enforceable (including, without limitation, no contractual or other restrictions or limitations held by third parties with respect to Lender's rights to take a security interest in or dispose of the Collateral) and first priority security interests in and liens upon the Collateral and any other property which is intended as security for the Obligations, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

                (b) Lender shall have received, in form and substance satisfactory to Lender, evidence that the Purchase Agreements have been duly executed and delivered by and to the appropriate parties thereto and the transactions contemplated under the terms of the Purchase Agreements have been or will be consummated prior to or contemporaneously with the execution of this Agreement;

                (c) Lender shall have received, in form and substance satisfactory to Lender, a pro-forma balance sheet of Borrower reflecting the initial transactions contemplated hereunder, including, but not limited to (i) the consummation of the acquisition of the Purchased Stock by WEI from Seller and the other transactions contemplated by the Purchase Agreements and (ii) the Loans and Letter of Credit Accommodations provided by Lender to Borrower on the date hereof and the use of the proceeds of the initial Loans as provided herein, accompanied by a certificate, dated of even date herewith, of the chief financial officer of Borrower stating that such pro-forma balance sheet represents the reasonable, good faith opinion of such officer as to the subject matter thereof as of the date of such certificate;

                (d) all requisite corporate actions and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate actions and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

                (e) no material adverse change shall have occurred in the assets, business or prospects of Borrower or Operating Subsidiaries and no change or event shall have occurred which would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

                (f) Not more than five (5) Business Days prior thereto, Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans available to Borrower, the results of which shall be satisfactory to Lender (including, without limitation, approval of the results of such field review by Lender's senior credit committee in its sole discretion); and Lender shall have received current perpetual Inventory records and/or rollforwards of Inventory through the date thereof, together with all supporting documentation and such other documents and information as Lender shall request in its sole discretion to enable Lender to accurately identify and verify the Eligible Inventory at or before the date thereof in a manner satisfactory to Lender, including, but not limited to, Inventory in transit, and goods in bonded warehouses or at third party locations.

                (g) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender reasonably may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgements by the lessor of Borrower's California distribution center and any third party processors of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral, and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

                (h) Lender shall have received, in form and substance satisfactory to Lender, executed copies of Blocked Account agreements, pursuant to Section 6.3(a)(ii) hereof, among Lender, Borrower and each of Bank of America and NationsBank;

                (i) all Credit Card Issuers and Credit Card Processors shall have been irrevocably directed by the parties to Credit Card Agreements, and such Credit Card Companies and Credit Card Processors shall agree, that all proceeds of Credit Card Receivables shall be remitted to a Blocked Account;

                (j) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee, in each case, in respect of the Collateral;

                (k) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Financing Agreements, the Purchase Agreements and such other matters as Lender may reasonably request;

                (l) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender;

                (m) any holders of a security interest in any portion of the Collateral, including, without limitation, vendors of Inventory to Borrower, shall have executed intercreditor and subordination agreements in form and substance satisfactory to Lender;

                (n) each of the Holding Subsidiaries shall have executed and delivered a guaranty of the Obligations in form and substance satisfactory to Lender; and

                (o) the closing of the transactions under this Agreement and the Purchase Agreements must occur on or before October 26, 1998.

        4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender's making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

                (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

                (b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto; and

                (c) if such Loan is a Tranche B Loan, there is no availability to borrow under the Tranche A Line and Borrower is, and will be upon making the Tranche B Loan, in compliance with all requirements of Section 9.17.

        4.3 Condition Subsequent To All Loans and Letter of Credit
Accommodations.

        Each of the following requirements is an additional condition subsequent to Lender's making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations. Failure to satisfy any of the conditions subsequent within the stated time period shall constitute an Event of Default under this Agreement:

                (a) Within thirty (30) days of the date of this Agreement, Lender shall have received certified UCC searches that reflect Lender's first priority position in every jurisdiction in which Lender filed a financing statement.

                (b) Within ten (10) days of the date of this Agreement, Borrower shall file amendments to the UCC-1 financing statements previously filed reflecting Lender's security interests in the assets of the Operating Subsidiaries to change the names shown on the financing statements to the current names of the Operating Subsidiaries.


SECTION 5. GRANT OF SECURITY INTEREST

        To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

        5.1 Accounts, Credit Card Receivables and other indebtedness owed to the Borrower;

        5.2 all present and future contract rights, general intangibles (including, but not limited to, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, chooses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), but which in no case shall include the trademarks "Blockbuster", "Blockbuster Music" and other derivations thereof, chattel paper, documents, instruments, investments, investment property, letters of credit, proceeds of letters of credit, bankers' acceptances and guaranties.

        5.3 all present and future monies, securities, investment property, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts, Credit Card Receivables, and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts, Credit Card Receivables, or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and
(d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

        5.4 Inventory (including without limitation used merchandise and inventory held for return to vendors);

        5.5 Rental Merchandise;

        5.6 Equipment;

        5.7 Records;

        5.8 All products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.


SECTION 6. COLLECTION AND ADMINISTRATION

        6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, all Letter of Credit Accommodations and all other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

        6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

        6.3 Collection of Accounts.

                (a) Borrower shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 6.3 and after prior written notice to Lender, such other banks as Borrower may hereafter select as are acceptable to Lender. The banks set forth on Schedule 6.3 constitute all of the banks with whom Borrower has deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks to a retail store location of Borrower or otherwise describes the nature of the use of such deposit account by Borrower.

                        (i) Borrower shall deposit all proceeds from sales of Inventory and rentals of Rental Merchandise in every form (including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slip or receipts and other forms of daily store receipts), from each retail store location of Borrower, and all other proceeds of Collateral, on each business day into the deposit accounts of Borrower used solely for such purpose and identified to each retail store location as set forth on Schedule 6.3. Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Lender, each of the banks into which proceeds from sales of Inventory and rentals of Rental Merchandise from each retail store location of Borrower and any and all other proceeds of Collateral are at any time deposited as provided above to send by wire transfer on a daily basis all funds deposited in such account, and shall irrevocably authorize and direct in writing its account debtors, Credit Card Issuers and Credit Card Processors to directly remit payments on its Accounts, Credit Card Receivables and all other payments constituting proceeds of Inventory and rentals of Rental Merchandise to the

Blocked Accounts described in Section 6.3(a)(ii) below; provided, that at any time when Excess Availability is less than or equal to Three Million Dollars ($3,000,000) or when an Event of Default, or an event that with notice or passage of time or both would be an Event of Default, has occurred, Borrower shall segregate into separate depository accounts any monies that are held or received by Borrower as trust fund taxes, or for the benefit of Ticketmaster pursuant to the Ticketmaster Agreement or for the benefit of Bass pursuant to the Bass Agreement and shall direct account debtors, Credit Card Issuers and Credit Card Processors to remit payments, to the extent they constitute such trust fund taxes or monies held for the benefit of Ticketmaster or Bass, to such separate depository accounts. Such authorizations and directions shall not be rescinded, revoked or modified without the prior written consent of Lender.

                        (ii) Borrower shall establish and maintain, at its expense, pursuant to an agreement described in the following sentence, one or more blocked accounts with such bank or banks as are acceptable to Lender (each a "Blocked Account" and collectively the "Blocked Accounts"). Each bank at which a Blocked Account is established shall enter into an agreement, in form and substance satisfactory to Lender, providing (unless otherwise agreed to by Lender) that all items received or deposited in such Blocked Account are the Collateral of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein, other than liens or rights of set-off with respect to returned checks and customary service charges, and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into such Blocked Account to such bank account of Lender as Lender may from time to time designate for such purpose (the "Payment Account"); provided, however, if there has occurred no Event of Default or event that with notice or passage of time or both would be an Event of Default, and, at such time, Borrower has Excess Availability of at least Fifteen Million Dollars ($15,000,000), Borrower may receive such funds directly from the Blocked Accounts (rather than remittance to the Payment Account) so long as Borrower is in compliance with the conditions of this sentence. If at any time Borrower fails to meet the requirements of this paragraph, Lender may withdraw its consent and take all steps in order that all funds are immediately remitted to the Payment Account. Borrower agrees that all amounts deposited in the Blocked Account(s) or other funds received and collected by Lender, whether as proceeds of Inventory, the collection of Accounts or other Collateral or otherwise shall be the Collateral of Lender.

                (b) For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt of immediately available funds by Lender in the Payment Account if such funds are received by Lender by 10:00 a.m. California time. For purposes of calculating the amount of the Revolving Loans available to Borrower such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender in the Payment Account, if such payments are received by 10:00 a.m. California time.

                (c) Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts, notes, drafts and all forms of daily store receipts or any other payment relating to and/or proceeds from sales of Inventory or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts. Except as otherwise permitted hereunder, in no event shall any such monies, checks, credit card sales drafts, credit card sales or charge slips or receipts, notes, drafts or other payments be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person, unless such payment or indemnification obligation of Lender was a result of Lender's gross negligence or willful misconduct. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

        6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender shall apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to the Tranche A Loans and Tranche B Loans as set forth on Exhibit B attached to this Agreement. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action that may be taken by Lender in reliance upon such payment or proceeds. This Section
6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        6.5 Authorization to Make Loans. Lender is authorized to make the Loans and provide Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 10:30 a.m. California time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

        6.6 Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

        7.1 Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on Tuesday of each week as of the close of business of the immediately preceding Saturday or Sunday, as applicable, or more frequently as Lender may request, a schedule of Operating Subsidiary Eligible Inventory, Operating Subsidiary Eligible Active Inventory, Operating Subsidiary Eligible Return Inventory, WEI Eligible Inventory, WEI Eligible Active Inventory, and WEI Eligible Return Inventory, setting forth the location thereof and the aggregate cost of each such category of Inventory (currently reported on the "STAR" system) (including vendor discounts), and designating Inventory in transit and Inventory to be purchased under outstanding Letter of Credit Accommodations; (b), once each month, on or before the fifteenth (15th) Business Day of such month for the immediately preceding month, or more frequently as Lender may request, (i) reports of sales, collections, deposits in each of Borrower's depository accounts and in the Blocked Account and amounts retained by Borrower, credits issued, and Inventory purchases, and (ii) an aging of accounts payable; and (c) upon Lender's reasonable request, (i) a schedule of Accounts, Credit Card Receivables, and other indebtedness owed to Borrower, (ii) a certificate from an authorized officer of Borrower representing that Borrower has made payment of sales and use taxes during such period as Lender may designate, or, at Lender's request, other evidence of such payment, (iii) a certificate from an authorized officer of Borrower representing that all rents are current or are subject to a bona fide dispute, (iv) perpetual inventory reports, (v) copies of deposit slips and bank statements, (vi) copies of shipping and delivery documents, (vii) copies of purchase orders and invoices for Inventory acquired by Borrower; and (viii) reports of Inventory test counts and book to physical count adjustments and Inventory shrinkage; and (d) such other reports as to the Collateral and other property which is security for the Obligations as Lender shall reasonably request from time to time. If any of Borrower's records or reports of the Collateral or other property which is security for the Obligations are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

        7.2 Accounts Covenants.

                (a) So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At anytime that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

                (b) In the event any customer returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) dispose of the returned Inventory in accordance with Borrower's historical practices, and (ii) not issue any credits, discounts or allowances not in accordance with Borrower's historical practices with respect thereto without Lender's prior written consent.

                (c) With respect to each Account and Credit Card Receivable: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments made pursuant to the terms of this Agreement, (iii) none of the transactions giving rise thereto will violate any applicable State or Federal laws or regulations and all documentation will be legally enforceable in accordance with its terms; and (iv) there shall be compliance with the provisions of Section 4.1(f) hereof as to each Credit Card Issuer obligated on any Credit Card Receivables.

                (d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, Credit Card Receivable, or other Collateral or property which is security for the Obligations, by mail, telephone, facsimile transmission or otherwise.

                (e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower's receipt thereof in respect of any proceeds of Collateral except as Lender may otherwise agree.

                (f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the Accounts, Credit Card Receivables and other obligations included in the Collateral have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors to make payment of Accounts directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts, Credit Card Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts, Credit Card Receivables or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts, Credit Card Receivables and such other obligations have been assigned to

Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Lender may require.

        7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost for such Inventory and daily withdrawals from and additions to Inventory; (b) Borrower shall cause, at Borrower's expense, RGIS or such other third party firm acceptable to Lender to conduct a complete physical count of the Inventory at a minimum of once every twelve (12) months but at any time as Lender may request upon the occurrence of an Event of Default, and promptly following such physical count such firm shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower's business and returns authorized pursuant to Subsection 7.3(j) of this Agreement, and except to move Inventory directly from one location set forth or permitted herein to another such location, including without limitation, a third party return processing facility with respect to which Lender has received a bailee waiver in form and substance satisfactory to Lender, (d) upon Lender's request, Borrower shall deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form and scope acceptable to Lender by an appraiser acceptable to Lender, and conducted on a basis consistent with the appraisal of the BGA Consulting, a division of the Buxbaum Group dated September 8, 1998, addressed to Lender or upon which Lender is expressly permitted to rely, provided that Borrower shall be required to provide such reports or appraisals at Borrower's own expense no more than twice in any twelve (12) month period so long as no Event of Default has occurred, or at any time or times as Lender may request upon the occurrence of an Event of Default, and at any time as Lender may request at Lender's expense; (e) Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entities the customer to return or may obligate Borrower to repurchase such Inventory with the exception of Inventory sold in the ordinary course of Borrower's business subject to Borrower's normal and customary return policy; (h) Borrower shall keep the Inventory in good and marketable condition; (i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval with an aggregate value in excess of Five Million Dollars ($5,000,000) Borrower shall not report any Inventory held on consignment or approval as Eligible Inventory, and Borrower shall maintain sufficient records and provide sufficient information to Lender and any appraiser acting pursuant to Section 7.3(d) so that goods held on consignment or approval will be excluded from any appraisal or physical audit of Inventory; (j) Borrower may return Inventory to vendors of such Inventory pursuant to normal returns policies free and clear of Lender's lien; provided, however that upon an Event of Default, Borrower shall not return any Inventory to vendors of such Inventory without Lender's prior written consent; and (k) Borrower shall not convert more than Five Thousand Dollars ($5,000) of

Inventory in any month to Rental Merchandise without five (5) Business Days' prior written notice to Lender in order that Lender may exclude such Inventory from Eligible Inventory in calculating the amount of Revolving Loans available to Borrower hereunder.

        7.4 Equipment Covenants. With respect to the Equipment: (a) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted), in conformance with Borrower's historical practices; (b) Borrower shall continue to maintain Equipment which is adequate to sell the Inventory to customers in the ordinary course of Borrower's business; and (c) after the occurrence of an Event of Default, Borrower shall not take any action with respect to the Equipment that would impair the salability of the Inventory at the highest retail price available in Lender's sole discretion.

        7.5 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default exists (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts, Credit Card Receivables or other obligations that in each case are included in the Collateral by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account, Credit Card Receivables or other proceeds of Inventory or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, Credit Card Receivables or other obligations included in the Collateral, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor, and (viii) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time, subject to the terms of the agreement(s) relating to the Blocked Account(s), to (i) take control in any manner of any item of payment or proceeds thereof, (ii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iii) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or Credit Card Receivables or any goods pertaining thereto or any other Collateral, (iv) sign Borrower's name on any verification of Accounts or Credit Card Receivables and notices thereof to account debtors and (v) execute in Borrower's name and file any UCC financing statements or amendments thereto. Notwithstanding anything to the contrary contained in this Section 7.5, the power granted to Lender in this
Section 7.5 shall apply only in respect of the Collateral. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct.

        7.6 Right to Cure. Lender may, as its option (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's reasonable judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

        7.7 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) Lender shall have the use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

        Borrower (jointly and severally) hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are (except for the representations and warranties that relate to a particular date) a continuing condition of the making of Loans and the providing of Letter of Credit Accommodations by Lender to Borrower:

        8.1 Corporate Existence, Power and Authority, Subsidiaries. Each Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within each Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of any Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any subsidiaries except as set forth on the Information Certificate.

        8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and the results of operations of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

        8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations that are not owned by Borrower and sets forth the owners and/or operators thereof.

        8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as are specifically listed on
Schedule 8.4 hereto or permitted under Section 9.8 hereof.

        8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

        8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

        8.7 Compliance with Other Agreements and Applicable Laws. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

        8.8 Environmental Compliance.

                (a) Except as set forth on Schedule 8.8 hereto, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder which would have a material adverse effect on Borrower or its business, operations or assets and the operations of Borrower comply in all material respects with all Environmental Laws applicable thereto and all licenses, permits, certificates, approvals and similar authorizations thereunder.

                (b) Except as set forth on Schedule 8.8 hereto, Borrower has received no notice of any past or pending investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor to the best of Borrower's knowledge is any threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

                (c) To the best of Borrower's knowledge, Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

                (d) Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

        8.9 Acquisition of Purchased Stock.

                (a) Prior to or as of the date hereof, the Purchase Agreements and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver, except as may be disclosed to Lender and consented to in writing by Lender) of all conditions precedent set forth therein and giving effect to the terms of the Purchase Agreements and the assignments to be executed and delivered by Seller (or any of its affiliates or subsidiaries) thereunder, Borrower has acquired and has good and marketable title to the Purchased Stock, free and clear of all claims, liens, pledges and encumbrances of any kind.

                (b) All actions and proceedings, required by the Purchase Agreements, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-

Rodino Anti-Trust Improvements Act of 1976, as amended) have been taken and the transactions required thereunder have been or contemporaneously herewith will be duly and validly taken and consummated.

                (c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Agreements.

                (d) The Holding Subsidiaries do not own or hold any assets other than the capital stock of the Operating Subsidiaries.

                (e) Borrower has delivered, or caused to be delivered, to Lender, true, correct and complete copies of the Purchase Agreements.

        8.10 Purchased Assets. All of the Purchased Assets are owned by the Operating Subsidiaries or the Holding Subsidiaries. The Purchased Assets constitute all of the assets necessary and used to conduct to the Business in all material respects as conducted on the date of this Agreement, other than assets retained by Seller and used to provide support services to Borrower as set forth in the Transition Services Agreement dated as of August 10, 1998 between Seller and Borrower. The Operating Subsidiaries have good and marketable title to all of the Purchase Assets, free and clear of all liens, claims, pledges and encumbrances of any kind, except as permitted under this Agreement.

        8.11 Capitalization.

                (a) As of the date of hereof, at least fifty-one percent (51%) of the issued and outstanding shares of voting stock of WEI (excluding unexercised options and warrants) as of the date hereof are directly and beneficially owned and held by Cerberus and/or its affiliates, participants and accounts for which Cerberus is the investment manager with sole investment discretion and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Lender.

                (b) The Purchased Stock constitutes all the authorized, issued and outstanding shares of capital stock of each of the Holding Subsidiaries. The Holdings Subsidiaries own all of the authorized, issued and outstanding shares of capital stock of each of the Operating Subsidiaries. All of the shares of the Purchased Stock and the shares of capital stock of the Operating Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any pre-emptive rights. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments relating to the capital stock of any of the Holding Subsidiaries or the Operating Subsidiaries obligating such person to issue or sell any of it shares of capital stock. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares of Purchased stock or the shares of Stock of the Operating Subsidiaries.

                (c) Borrower is solvent and will continue to be solvent after the creation of the Obligations, the security interests of Lender and the other transactions contemplated hereunder, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The assets and properties of Borrower at a fair valuation and at their present fair salable value are, and will be, greater than the Indebtedness of Borrower, and including subordinated and contingent liabilities computed at the amount which, to the best of Borrower's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

        8.12 Employee Benefits.

                (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by
Section 4975 of the Code, including any accumulated funding deficiency described in Section 8.12(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.12(d) hereof

                (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

                (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee pension benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.12(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.12(d) hereof.

                (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.12(a) hereof and any accumulated funding deficiency described in Section 8.12(c) hereof The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

                (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

        8.13 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

        8.14 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

        9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted, other than licenses, trademarks and trade names licensed to Borrower pursuant to the Transition License Agreement dated as of October 26, 1998 between Seller and Borrower. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation or Articles of Incorporation, as the case may be, of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

        9.2 New Collateral Locations. Borrower may open any new location within the continental United States provided Borrower gives Lender thirty (30) days prior written notice of the intended opening of any such new location and delivers to Lender such certified UCC searches, UCC-1 financing statements and other documents as Lender may reasonably request in order to establish and evidence Lender's perfected first priority security interest in any Collateral at such location.

        9.3 Compliance with Laws, Regulations, Etc.

                (a) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Hazard Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including, without limitation, all of the Environmental Laws.

                (b) Borrower shall take prompt and appropriate action to respond to any noncompliance with any of the Environmental Laws and shall report to Lender on such response.

                (c) Borrower shall give both oral and written notice to Lender immediately upon Borrower's receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials.

                (d) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material (including, without limitation, the costs of any required or necessary repair, cleanup or other remedial work), with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans in connection with such property. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or nonrenewal of this Agreement.

        9.4 Payment of Taxes and Claims, Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

        9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

        9.6 Financial Statements and Other Information.

                (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Lender: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and, if Borrower has any subsidiaries, unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and through such fiscal month, (ii) within forty-five (45) days after the end of each fiscal quarter, a store-by-store profitability report for each of Borrower's retail locations, and (iii) simultaneously with the delivery of the same to the Securities and Exchange Commission (or, if Borrower is not then required to deliver such financial statements to the Securities and Exchange Commission, within ninety (90) days after the end of each fiscal year), audited consolidated financial statements and, if Borrower has any subsidiaries, audited consolidating financial statements of Borrower and its subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended.

                (b) Borrower shall promptly notify Lender in writing of the details of (i) any loss not reserved for by Borrower or claim relating to the Collateral having a Value of $50,000 or more or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

                (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all financial reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

                (d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information in respect of the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

                (e) Borrower shall deliver, or cause to be delivered, to Lender, within one hundred twenty (120) days from the date hereof, opening balance sheets prepared by independent certified public accountants, which accountants shall be a nationally recognized independent accounting firm selected by Borrower and reasonably acceptable to Lender, and certified by such accountants to the effect that such opening balance sheets have been prepared in accordance with GAAP and present fairly the financial condition of Borrower as of such date.

        9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, directly or indirectly (other than as permitted by Section 9.10),
(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or a consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person (except for (i) sales or returns of Inventory in the ordinary course of business, (ii) the sale or other disposition of Equipment in the event of a store closure, (iii) the disposition of worn-out or obsolete Equipment or Equipment no longer used in the business of Borrower, (iv) the transfer of Excluded Assets, as defined in the Purchase Agreements) to Seller in accordance with the requirements of the Purchase Agreements, and (v) transfers of assets and liabilities between or among the entities comprising Borrower in a transaction with a reasonable business purpose, or (c) form or acquire any subsidiaries, provided, however, that Borrower may form subsidiaries so long as (i) any such subsidiary provides to Lender an unlimited continuing guaranty in form and substance satisfactory to Lender, (ii) Lender obtains a first-priority perfected security interest in all assets of any such subsidiary which are of the type included within the definition of "Collateral" hereunder in order to secure subsidiary's obligations under such guaranty and (iii) the creation of any such subsidiary and the transfer by Borrower of any assets of Borrower to such subsidiary would not cause a material adverse change in the business, assets or prospects of Borrower; or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing or (f) following an Event of Default, return any Inventory to vendors. Any sale, assignment, transfer, abandonment or other disposition permitted by this Section 9.7 (other than transfers among the entities comprising the Borrower) shall be free and clear of any lien favor of Lender pursuant to this Agreement; provided that the Borrower shall concurrently deposit the proceeds of any such disposition, if any, into the Blocked Account in accordance with Section 6.3(a).

        9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the Collateral, except: (1) the liens and security interests of Lender; (2) liens junior in priority to the liens of Lender hereunder securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (3) security and other deposits (including customs and revenue deposits) in the ordinary course of business; (4) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business; (5) liens in favor of credit card processors with respect to Credit Card Receivables processed by them; (6) the liens and security interests of the trade creditors (the "Trade Creditors"), which liens and security interests are, in all respects, subject and subordinate in priority to the liens and security interests of Lender who are signatories to that certain Intercreditor Agreement and Subordination Agreement among Lender, said Trade Creditors and United States Trust Company of New York, as Collateral Agent for said Trade Creditors; and (7) the security interests and liens set forth on Schedule 8.4 hereto.

        9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

                (a) the Obligations;

                (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable (including, without limitation, Indebtedness in respect of liens permitted under Section 9.8), or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;

                (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

                (d) unsecured indebtedness not to exceed an aggregate of Ten Million Dollars ($10,000,000), the terms of which are satisfactory to Lender, and which is fully subordinated to the Obligations pursuant to a subordination agreement, in form and substance satisfactory to Lender; and

                (e) intercompany indebtedness between any of the entities comprising Borrower, incurred in a transaction with a reasonable business purpose; and

                (f) obligations or indebtedness set forth on the Information Certificate, loan to Antonio C. Alvarez II and A&M Investment Associates #3, LLC provided for in that certain Management Services Agreement dated as of January 31, 1997 by and among Borrower, Alvarez & Marsal, Inc., A&M Investment Associates #3, LLC, Antonio C. Alvarez II and Cerberus in the aggregate amount of approximately $5,340,000; provided, that, except with respect to capital leases (which Borrower may modify provided no Event of Default has occurred), Borrower shall not, directly or indirectly, (i) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (ii) except as otherwise permitted under this Agreement, redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purposes, and (iii) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

        9.10 Loans, Investments, Guarantees; Dividends and Redemptions. Borrower shall not (i) directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing (collectively, "Investments"); or (ii) directly or indirectly, declare or pay any dividends on account of any shares of any class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing (collectively, "Distributions"), except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) Investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower, and (iii) commercial paper rated A1 or P1; (c) the guarantees set forth in the Information Certificate; (d) the loan to Antonio C. Alvarez II and A&M Investment Associates permitted by Section 9.9(f); (e) guarantees to landlords of the Operating Subsidiaries by WEI; (f) Distributions such that, after giving effect to such Distribution, Borrower has Excess Availability of at least Twenty Million Dollars ($20,000,000) under the Tranche A Line, provided that, at the time of such Distribution there is no Event of Default and no event that with notice or passage of time or both would be an Event of Default; and
(g) intercompany loans and capital contributions between any of the entities comprising Borrower made in connection with transactions that have a reasonable business purpose.

        9.11 Transactions with Affiliates. Except for intercompany loans, capital contributions and transfers of assets and liabilities between or among the entities comprising Borrower as permitted by Sections 9.7(a)(v), 9.9(e) and 9.10(g), Borrower shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person.

        9.12 Compliance with ERISA. Borrower shall not with respect to any "employee pension benefit plans" maintained by Borrower or any of its ERISA
Affiliates:

        (i) terminate any of such employee pension benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under Section 302 of ERISA,
Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee pension benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or
(vi) incur any withdrawal liability with respect to any multiemployer pension plan.

        As used in this Section 9.12, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Section 4975 of the Code and Section 406 of ERISA.

        9.13 Year 2000 compliance. Borrower agrees to perform all acts reasonably necessary to ensure that: (a) Borrower and any business in which Borrower holds a substantial interest; and (b) all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used herein, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Lender such certifications or other evidence of Borrower's compliance with the terms hereof as Lender may from time to time require.

        9.14 Adjusted Net Worth. Borrower shall, at all times, maintain Adjusted Net Worth of not less than Seventy-Five Million Dollars ($75,000,000), computed on a consolidated basis for all entities comprising the Borrower, provided, this covenant shall not apply if no Event of Default has occurred and during the period when Excess Availability equals or exceeds Fifteen Million Dollars ($15,000,000).

        9.15 Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, applicable); (b) costs and expenses and fees for title insurance and other insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs incurred by Lender's examiners in the conduct of their periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $600 per person per day for Lender's examiners in the field and office; (h) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing; and (i) fees and disbursements of counsel (including legal assistants) to any Participant in the Tranche B Line in connection with the foregoing and the preparation of the Participation Agreement between Lender and the Tranche B Line Participant.

        9.16 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Without limiting the generality of the foregoing, Borrower shall notify Lender of the existence and amount of any tax refund claim included in the Collateral and shall make such additional filings and take such additional actions as Lender may request in order to insure further the perfection and first priority of Lenders liens on and security interest in such claim. Lender may at any time and from time to time reasonably request a certificate from an officer of Borrower representing on behalf of the Borrower that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

        9.17 Additional Covenant Pertaining to the Tranche B Loans. So long as the Tranche B Line remains available, Borrower shall maintain a Tranche B Debt Service Coverage Ratio of at least 1.3:1.0, measured as of the end of each fiscal quarter, computed on a consolidated basis for all entities comprising the Borrower.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

        10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

                (a) Borrower fails to pay within three (3) Business Days of the due date any of the Obligations or falls to perform any of the other terms, covenants, conditions or provisions contained in this Agreement, other than the requirements contained in Section 9.17, within three (3) Business Days after the date such performance is required pursuant to the terms of this Agreement, unless such non-performance relates to a non-monetary covenant which has not been breached during the immediately preceding six (6) months, which covenant is still capable of being performed by Borrower, in which case Borrower shall have ten (10) Business Days in which to cure;

                (b) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

                (c) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, or corporation, dissolves or suspends or discontinues doing business;

                (d) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

                (e) any judgment for the payment of money is rendered against Borrower in excess of One Million Dollars ($1,000,000) in any one case or in excess of Three Million Dollars ($3,000,000) in the aggregate and shall remain undischarged, unpaid or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any material judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any of its assets;

                (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors or makes or sends notice of a bulk transfer;

                (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or for all or any part of its properties and such petition or application is not dismissed within thirty
(30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

                (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or

                (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of Five Hundred Thousand Dollars ($500,000), which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto, except, in either case, excluding defaults as to which Borrower has contested in good faith and as to which Lender, in its sole discretion, has established adequate Availability Reserves;

                (j) a change in the control of Borrower as follows: (i) Cerberus, its partners, affiliates and accounts for which it is the investment manager with sole investment discretion shall cease to hold at least 35% of the voting stock of the Borrower; or (ii) Cerberus, its partners, affiliates and accounts for which it is the investment manager with sole investment discretion shall hold less than 45% of the voting stock of the Borrower and another Person shall acquire ownership of at least 30% or more of the voting stock of the Borrower, in each case excluding unexercised options and warrants;

                (k) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or the commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor;

                (1) there shall be a material adverse change in the business, assets or prospects of Borrower after the date hereof;

                (m) there shall be an event of default under any of the other Financing Agreements.

                An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3.

        10.2 Remedies.

                (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

                (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

                (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

                (d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of

Default, Lender may, at its option, without notice, (i) cease making Loans or arranging Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Lender to Borrower.

                (e) Borrower hereby grants Lender a license to utilize any and all of Borrower's trademarks, service marks, trade names, packaging, labeling, logos and trade dress to the extent they are not Collateral (collectively, the "Trademarks") following the occurrence and during the continuance of an Event of Default for the limited purposes of completing production of, selling, disposing or otherwise realizing upon the Collateral; provided, that such license shall terminate upon such sale or disposition.

                (f) At any time that Borrower has failed to comply with the requirements of Section 9.17, Borrower shall not be entitled to make any further borrowings under the Tranche B Line, and Lender shall not be obligated to make any further advances of Tranche B Loans.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

        11.1 Governing Law, Choice of Forum; Service of Process; Jury Trial Waiver.

                (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law).

                (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the state courts of the County of Los Angeles, State of California and of the United States District Court for the Central District of California and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

                (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts.

                (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and nonappealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

        11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

        11.3 Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

        11.4 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS

        12.1 Term.

                (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date three (3) years from the date hereof (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower (subject to Lender's right to extend the Renewal Date as provided above) may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving to the other party at least sixty (60) days prior written notice; provided, that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender reasonably determines are reasonably necessary to secure Lender from loss (including attorneys' fees and legal expenses) arising out of any claims then asserted by third parties in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 10:30 a.m., California time.

                (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall continue to secure Lender against all loss arising out of any claims then asserted by Lender in connection with the Obligations until all such claims have been fully and finally discharged and paid.

                (c) Borrower may terminate this Agreement at any time prior to the Renewal Date or the end of any renewal term upon thirty (30) days prior written notice, if Borrower pays the early termination fee provided for herein. If for any reason this Agreement is terminated prior to the end of the then current term or a renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result thereof, Borrower agrees to pay to Lender, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

                 Amount                                   Period
                 ------                                   ------
     (i)   2% of the maximum amount of the     from the date of this Agreement to and
           Tranche A Line                      including the day preceding the first
                                               anniversary of this Agreement

     (ii)  1% of the maximum amount of the     from the first anniversary of this
           Tranche A Line                      Agreement to and including the day
                                               preceding the second anniversary of
                                               this Agreement

     (iii) 0.5% of the maximum amount of the   from the second anniversary of this
           Tranche A Line                      Agreement to and including the
                                               Renewal Date, and if the Renewal Date
                                               is extended as provided in Section 12.1 (a),
                                               at any time during a renewal term, if any.


Notwithstanding the above, provided there has occurred no Event of Default or event that with notice or passage of time or both would become an Event of
Default:

                (A) Borrower shall not be obligated to pay an early termination fee if Borrower merges with or acquires substantially all of the capital stock or the assets of an entity, pursuant to an arms-length, bona fide transaction and Borrower prepays all the Obligations simultaneously with such merger or acquisition, provided that (1) Borrower first seeks to obtain financing for such merger or acquisition Lender, specifying the terms on which such additional financing is sought and giving Lender sufficient time and information to consider the financing, (2) Lender declines to provide (either directly or through First Union National Bank or any affiliate of Lender or First Union National Bank) such financing on the terms sought, and (3) Borrower obtains such financing from another lender on terms no more advantageous to the new lender than the terms offered to Lender; and if Borrower sells substantially all of its assets or capital stock or is not the surviving entity in any such merger, Borrower shall be obligated to pay an early termination fee equal to one-quarter percent (1/4%) of the maximum amount of the Tranche A Line; and

                (B) Borrower shall not be obligated to pay an early termination fee if Lender, acting pursuant to Section 2.1(c), in the absence of an appraisal (whether pursuant to Section 7.3(d) or otherwise) showing a decline in Net Recovery Cost Percentage, reduces the percentages specified in the lending formulas set forth in Section 2.1(a)(i) from the percentages established on the basis of the last such appraisal, and Borrower, at any time during a period one hundred twenty (120) days following the date of such action taken by Lender, fully refinances the Obligations hereunder with another lender willing to provide Borrower with Inventory financing at lending formulas better than those in effect hereunder immediately after the reduction and on other terms (other than interest rates, loan fees and financial covenants), conditions and funding levels substantially similar to or better than those provided by Lender, and Borrower fully repays the Obligations by the end of such one hundred twenty (120) day period and terminates this Agreement as provided in Section 12.1(a) hereof

Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The early termination fee provided for in this Section 12.1 shall be deemed included in the Obligations.

        12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

        12.3 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

        12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign to any Eligible Assignee, or sell participations in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation; provided that no participation or assignment shall require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the Loans under any state laws regulating the issuance of securities, and provided, further, that no participation or assignment will be made with respect to the Tranche B Line without Borrower's prior written consent.

        12.5 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof whether oral or written.

        12.6 Publicity. Borrower consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

        12.7 Confidentiality. Lender hereby agrees that all written or oral information disseminated by Borrower to Lender concerning Borrower, now or hereafter, is confidential (the "Information"). Such Information: (i) shall be kept confidential by Lender and will not be disclosed, divulged or provided to any Person without Borrower's prior written consent; provided, however, that such Information may be disclosed: (A) to the smallest practicable number of Lender's officers and employees or any of Lender's affiliated companies' officers and employees, independent attorneys, accountants, loan participants and appraisers who need to know such Information for the sole purpose of evaluating the financing of Borrower hereunder, and who have been advised by Lender that such Information shall be treated as confidential; or (B) if such disclosure is required by operation of law; (ii) shall not knowingly be used by Lender in a manner or for a purpose detrimental to Borrower, and (iii) shall not be deemed to include information which: (A) is public knowledge or becomes generally available to the public; (B) becomes available to Lender, on a non-confidential basis, from a source (other than Borrower or its agents) who is not bound by a confidentiality agreement with Borrower; or (c) is in Lender's possession prior to disclosure by Borrower. Lender agrees that, unless required by law, Lender will not disclose any of the Information for a period of two (2) years after the date of the completion of a financing hereunder.

SECTION 13. SURETYSHIP WAIVERS.

        13.1 Independent Obligations; Subrogation. The Obligations of each of WEI and each Operating Subsidiary (for the purposes of this Section 13 only, each a "Borrower" and collectively, "Borrowers") hereunder are joint and several, except as any payment reduces the amount of the Obligations, and shall not be reduced by, but shall survive as if the same had not been made, any and all payments by the other Borrower and/or the application of any proceeds from any Collateral until the Obligations are fully paid and finally discharged.

                To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which either may now have or hereafter acquire against the other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Lender against any Borrower or any Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrower, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrower with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrower until the Obligations are fully paid and finally discharged.

        13.2 Authority to Modify Obligations and Security. Each Borrower authorizes Lender, without notice or demand and without affecting any Borrower's liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (i) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrower, including, without limitation, to increase or decrease the rate of interest thereon; (ii) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrower's Obligations; (iii) apply any and all such Collateral and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; (iv) deal with the other Borrower as Lender may elect; (v) in Lender's sole discretion, settle, release on terms satisfactory to Lender, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrower's Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrower as Lender, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrower upon any of its indebtedness or obligations to Lender as Lender, in its sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

        13.3 Waiver of Defenses. Upon an Event of Default by any Borrower in respect of any Obligations, Lender may, at its option and without notice to the Borrowers, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Lender to: (i) proceed against the other Borrower or any other person whomsoever; (ii) proceed against or exhaust any Collateral given to or held by Lender in connection with the Obligations; (iii) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (iv) pursue any other remedy in Lender's power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrower and whether the other Borrower be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

        13.4 Right to Dispose of Security; Impairment of Rights. Each Borrower hereby authorizes and empowers Lender in its sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Lender may have available to it against the other Borrower, including, but not limited to, judicial foreclosure, exercise of rights of power of sale without judicial action, or taking a deed or an assignment in lieu of foreclosure as to any Collateral, and such Borrower hereby waives any defense to the recovery by Lender against such Borrower of any deficiency after such action notwithstanding any impairment or loss of any right of reimbursement or subrogation or other right or remedy against the other Borrower or against any Collateral for the Obligations. Each Borrower expressly waives any defense or benefits that may be available from California Code of Civil Procedure, Section 580 and its subdivisions or Section 726, or comparable provisions of the laws of any other jurisdiction, as well as all suretyship defenses such Borrower would otherwise have under California law or the laws of any other jurisdiction. Without limiting the foregoing, such Borrower specifically agrees that action maintained by Lender for the appointment of any receiver, trustee or custodian to collect rents, issues or profits or to obtain possession of any property shall not constitute an "action" within the meaning of Section 726 of the California Code of Civil Procedure or comparable provisions of the laws of any other jurisdiction.

        13.5 Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrower or by reason of the cessation from any cause whatsoever of the liability of the other Borrower or by reason of any act or omission of Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrower or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrower or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Lender of, and no omission of Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Lender against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against Lender. The Borrowers specifically agree that the failure of
Lender: (i) to perfect any lien on or security interest in any property heretofore or hereafter given by Borrowers to secure payment of the Obligations, or to record or file any document relating thereto or (ii) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

        13.6 Additional Indebtedness. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower's financial condition may deteriorate since the date hereof Each Borrower waives the right, if any, to require Lender to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrower's character, credit, Collateral, financial condition or other matters. Each Borrower has established adequate means to obtain from the other Borrower on a continuing basis financial and other information pertaining to such Borrower's business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrower and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Lender need not inquire into the powers of any of the Borrowers or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All obligations of Borrowers to Lender heretofore, now or hereafter created shall be deemed to have been granted at Borrowers' special insistence request and in consideration of and in reliance upon this Agreement.

        13.7 Notices, Demands, Etc. Except as expressly provided by this Agreement, Lender shall be under no obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all rights of setoff and counterclaim against Lender, all demands, presentments, protests, notices of protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.

        13.8 Subordination. Except as otherwise provided in this Section 13.8, any indebtedness of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Lender, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of Lender, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Lender all or any part of such subordinated indebtedness and any amount so paid to Lender at its request shall be applied to payment of the Obligations. Each payment on the indebtedness of any Borrower to the other Borrower received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for Lender and shall be paid over to Lender immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower's liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrower to such Borrower, and Lender shall be entitled to all of any such Borrower's rights thereunder. If for any reason any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Lender, as such Borrower's attorney-in-fact, is hereby authorized to do so in Borrowers' name or, in Lender's discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, Lender's nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Lender the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Lender all such Borrower's rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower's liability hereunder, Lender will pay the excess amount to the party entitled thereto.

        13.9 Revival. If any payments of money or transfers of property made to Lender by any Borrower should for any reason subsequently be declared to be, or in Lender's counsel's good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called "voidable transfers") under the Bankruptcy Code or any other federal or state law and Lender is required to repay or restore, or in Lender's counsel's opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all costs and expenses (including attorneys' fees) of Lender related thereto, such

Borrower's liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Lender.

        13.10 Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Section 13 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

        13.11 Unlimited Liability. The Obligations of the Borrowers hereunder shall be in addition to any obligations of Borrowers to Lender heretofore given or hereafter to be given to Lender unless such other obligations are expressly modified or terminated in writing. The liability of Borrowers to Lender shall at all times be deemed to be the aggregate liability of Borrowers under the terms of this Agreement and of any other obligations heretofore or hereafter incurred by Borrowers to Lender and not expressly terminated or modified in writing.

IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.


                                            LENDER:

                                            CONGRESS FINANCIAL CORPORATION
                                            (WESTERN)


                                            By: /s/ KENNETH SANDS
                                               ---------------------------------
                                            Title: SVP
                                                  ------------------------------

                                            Address:

                                            225 South Lake Avenue
                                            Suite 1000
                                            Pasadena, California 91101

                                            BORROWER:

                                            WHEREHOUSE ENTERTAINMENT, INC.

                                            By: /s/ ANTONIO C. ALVAREZ
                                               ---------------------------------
                                                    ANTONIO C. ALVAREZ II
                                            Title: Chairman of the Board
                                                   and Chief Executive Officer

                                            Chief Executive Office:
                                            19701 Hamilton Way
                                            Torrance, California 90502-1334


                                            WHEREHOUSE.COM, INC.


                                            By: /s/ ANTONIO C. ALVAREZ
                                               ---------------------------------
                                                    ANTONIO C. ALVAREZ II
                                            Title: Chairman of the Board
                                                   and Chief Executive Officer

                                            Chief Executive Office:
                                            19701 Hamilton Way
                                            Torrance, California 90502-1334




[Loan and Security Agreement]            S1

                                            WHEREHOUSE SUBSIDIARY I CO., INC.

                                            By: /s/ ANTONIO C. ALVAREZ
                                               ---------------------------------
                                                    ANTONIO C. ALVAREZ II
                                            Title: Chairman of the Board
                                                   and Chief Executive Officer

                                            Chief Executive Office:
                                            19701 Hamilton Way
                                            Torrance, California 90502-1334


                                            WHEREHOUSE SUBSIDIARY II CO., INC.


                                            By: /s/ ANTONIO C. ALVAREZ
                                               ---------------------------------
                                                    ANTONIO C. ALVAREZ II
                                            Title: Chairman of the Board
                                                   and Chief Executive Officer

                                            Chief Executive Office:
                                            19701 Hamilton Way
                                            Torrance, California 90502-1334



                                            WHEREHOUSE SUBSIDIARY III CO., INC.

                                            By: /s/ ANTONIO C. ALVAREZ
                                               ---------------------------------
                                                    ANTONIO C. ALVAREZ II
                                            Title: Chairman of the Board
                                                   and Chief Executive Officer

                                            Chief Executive Office:
                                            19701 Hamilton Way
                                            Torrance, California 90502-1334





[LOAN AND SECURITY AGREEMENT]            S2